UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Gryphon Digital Mining, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 6, 2024

Dear Stockholder:

The Annual Meeting of Stockholders of Gryphon Digital Mining, Inc., (the “Company”), will be held virtually via the Internet at https://www.cstproxy.com/gryphondigitalmining/2024, on September 6, 2024 at 10:00 a.m. Eastern time for the following purposes:

1.      To approve and adopt amendments to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board and make related changes.

2.      To elect one Class III director to the Board for a three-year term of office expiring at the 2027 Annual Meeting of Stockholders (if Proposal 1 is not approved), or for a one-year term of office expiring at the 2025 Annual Meeting of Stockholders (if Proposal 1 is approved);

3.      To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;

4.      To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on named executive officer compensation; and

5.      To ratify the selection of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting. The record date for the Annual Meeting is July 16, 2024. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

The solicitation of proxies is made by the Company. We will pay for the entire cost of soliciting proxies. We have engaged Morrow Sodali, LLC (“Morrow”) to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow a fee of $10,000 in connection with such services in connection with the Annual Meeting. We will also reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

The 2024 Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast on the internet. No physical meeting will be held.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders’ Meeting to Be Held on September 6, 2024
at 10:00 a.m. Eastern Time
virtually via the Internet at https://www.cstproxy.com/gryphondigitalmining/2024

The Proxy Statement and Annual Report on Form 10-K
are available at https://www.cstproxy.com/gryphondigitalmining/2024

Proxy materials will be first sent to stockholders on or about August 7, 2024.

By Order of the Board of Directors,
Rob Chang
Chief Executive Officer
Las Vegas, Nevada
August 7, 2024

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the virtual annual meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL 1 — APPROVAL AND ADOPTION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD	7
PROPOSAL 2 — TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	9
PROPOSAL 3 — TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON RESOLUTIONS APPROVING FUTURE NAMED EXECUTIVE OFFICER COMPENSATION	10
PROPOSAL 4 — ELECTION OF A DIRECTOR	11
CONTINUING DIRECTORS	13
BOARD DIVERSITY	15
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	16
PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	21
EXECUTIVE OFFICERS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
EXECUTIVE COMPENSATION	27
DIRECTOR COMPENSATION	38
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	40
TRANSACTIONS WITH RELATED PERSONS	41
HOUSEHOLDING OF PROXY MATERIALS	41
ADDITIONAL INFORMATION	42
NEXT YEAR’S ANNUAL MEETING	42
OTHER MATTERS	43
Annex A — FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF GRYPHON DIGITAL MINING, INC.	A-1

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EXPLANATORY NOTE

On February 9, 2024 (the “Closing Date”), Gryphon Digital Mining, Inc., a Delaware corporation f/k/a Akerna Corp. (“Gryphon,” the “Company,” “we,” “us” or “our”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger by and between the Company, Akerna Merger Co., a wholly-owned subsidiary of the Company (“Merger Sub”), and Ivy Crypto, Inc. (formerly known as Gryphon Digital Mining, Inc.) (“Legacy Gryphon”), dated January 27, 2023, as amended (the “Merger Agreement”), following approval thereof at a special meeting of the Company’s stockholders held on January 29, 2024 (the “Special Meeting”).

Pursuant to the terms of the Merger Agreement, a business combination between the Company and Legacy Gryphon was effected through the merger of Merger Sub with and into Legacy Gryphon, with Legacy Gryphon as the surviving company in the Merger, and after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). On the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”), the registrant changed its name from Akerna Corp. to Gryphon Digital Mining, Inc. Additionally, on the Closing Date, immediately following the Closing, the Company sold its legacy business to MJ Acquisition Corp. pursuant to that certain securities purchase agreement dated April 28, 2023, as amended (the “SPA”) by and among the Company, Akerna Canada Ample Exchange Inc. and MJ Acquisition Corp.

Unless the context requires otherwise, references to “Akerna” are to the Company prior to the Business Combination.

The Company’s common stock, par value $0.0001 per share (the “Common Stock”), is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GRYP”.

Forward-Looking Statements

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond the Company’s control, including, but not limited to, factors detailed in this Proxy Statement and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report on Form 10-K), and in our other subsequent filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, the Company undertakes no duty to update or revise any forward-looking statement.

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1180 N. Town Center Drive, Suite 100
Las Vegas, NV 89144

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 6, 2024

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Gryphon Digital Mining, Inc. (“Gryphon” or the “Company”) is sending you these proxy materials because the Board of Directors (the “Board”) of Gryphon is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the related proxy card, or follow the instructions below to submit your proxy by phone or online.

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via the virtual meeting website at www.cstproxy.com/gryphondigitalmining/2024. Hosting a virtual meeting enables increased stockholder attendance since stockholders can participate from any location around the world. Stockholders can vote via the internet in advance or during the virtual Annual Meeting.

How do I attend the virtual Annual Meeting?

This year the annual meeting will be a completely virtual meeting. There will be no physical meeting. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.cstproxy.com/gryphondigitalmining/2024 and enter the 12-digit control number included with your proxy materials or on your proxy card. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on September 6, 2024. The meeting will begin promptly at 10:00 a.m., Eastern Time on September 6, 2024.

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Technical assistance will be available for stockholders who experience technical issues accessing the meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the meeting.

However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I gain admission to the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the record date for the Annual Meeting, which was July 16, 2024, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, and may vote and submit a question during the Annual Meeting, by visiting www.cstproxy.com/gryphondigitalmining/2024 and using your 12-digit control number to enter the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 16, 2024 will be entitled to vote at the Annual Meeting. As of July 16, 2024, there were 40,814,465 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 16, 2024 your shares were registered directly in your name with Gryphon’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting by going to the virtual meeting website or vote by proxy. Whether or not you plan to attend the Annual Meeting, the Company urges you to fill out and return the related proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 16, 2024 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and proxy materials should be forwarded to you by that organization, which notice will contain instructions on how you may direct the voting of your shares and how to access and participate in the Annual Meeting. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.

How do I ask questions?

If you would like to submit a question during the meeting, log into the virtual meeting platform at www.cstproxy.com/gryphondigitalmining/2024, which provides functionality for you to submit a question during the meeting. Please note that questions that are pertinent to meeting matters will be answered during the meeting, subject to time constraints, and questions regarding personal matters or others that are not pertinent to meeting matters will not be answered.

On what matters am I voting?

There are five matters scheduled for a vote:

•        Proposal 1.    To approve and adopt amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board and make related changes;

•        Proposal 2.    To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;

•        Proposal 3.    To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on named executive officer compensation;

•        Proposal 4.    To elect one Class III director to the Board for a three-year term of office expiring at the 2027 Annual Meeting of Stockholders (if Proposal 1 is not approved), or for a one-year term of office expiring at the 2025 Annual Meeting of Stockholders (if Proposal 1 is approved); and

•        Proposal 5.    To ratify the selection of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Board recommends that stockholders vote “For” Proposal 1, “For” Proposal 2, “Three Years” for Proposal 3, “For” with respect to the individual director nominee under Proposal 4 and “For” Proposal 5.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote for “For” or “Against” or you may “Abstain” from voting.

With respect to Proposal 2, you may vote for “For” or “Against” or you may “Abstain” from voting.

With respect to Proposal 3, you may vote for “One Year,” “Two Years” or “Three Years” or you may “Abstain” from voting.

With respect to Proposal 4, you may vote for “For” or “Against” or “Abstain” with respect to the nominee.

With respect to Proposal 5, you may vote for “For” or “Against” or you may “Abstain” from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote their shares (i) electronically at the virtual Annual Meeting, or (ii) by proxy by mail, telephone or Internet. Whether or not you plan to attend the virtual Annual Meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may choose one of the following voting methods to cast your vote.

1.      To vote electronically at the virtual Annual Meeting, see above in “How do I attend the virtual Annual Meeting?”

2.      If you have received a printed copy of these proxy materials, you may vote by mail by simply marking your proxy, dating and signing it, and return it to the Company in the postage-paid envelope provided.

3.      To vote by telephone or Internet, follow the instructions on the proxy card.

The method by which you vote now will in no way limit your right to vote electronically at the virtual Annual Meeting if you later decide to attend.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Beneficial holders will need to contact Continental to receive a control number. If you plan to vote at the virtual Annual Meeting you will need to have a legal proxy from your bank, broker or nominee or, if you would like to join and not vote, Continental will issue a guest control number with proof of ownership. Stockholders must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at (917) 262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the Annual Meeting for processing your control number.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 16, 2024.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card by mail, by phone, online or virtually at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will not have the authority to vote your shares on matters other than Proposal 5 for the ratification of RBSM LLP as the Company’s independent registered public accounting firm. In the case of Proposal 5, the rules of Nasdaq allow brokers to vote their customers’ shares on certain “routine” matters in the Proxy Statement at the brokers’ discretion when they have not received timely voting instructions from their customers. We believe that under Nasdaq rules, Proposal 5 is considered a “routine” matter as to which brokers may exercise voting discretion.

The Nasdaq rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain matters, including the election of directors. Notwithstanding the Nasdaq rule, banks, brokers, and other intermediaries may choose not to exercise any permitted discretion, in which case, if you hold your stock in street name and do not instruct your bank, broker, or other intermediary how to vote in the election of directors, it is possible that no votes will be cast on your behalf with respect to either Proposals 1, 2, 3 or 4. It is important that you cast your vote on all matters.

Are abstentions and broker non-votes counted as votes cast?

No. Under the laws of the State of Delaware, the Company’s state of incorporation, “votes cast” at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions and broker non-votes will not be considered “votes cast” based on current Delaware law requirements and the Company’s Certificate of Incorporation and by-laws.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” Proposal 1, “For” Proposal 2, “Three Years” for Proposal 3, “For” with respect to the individual director nominee under Proposal 4 and “For” Proposal 5. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. We have engaged Morrow to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow a fee of $10,000 in connection with such services in connection with the Annual Meeting. We will also reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date.

•        You may grant a subsequent proxy by phone or online.

•        You may send a timely written notice that you are revoking your proxy to Gryphon’s Corporate Secretary at 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144.

•        You may attend the Annual Meeting and vote virtually. Simply attending the Annual Meeting without voting virtually will not, by itself, revoke your proxy.

Your most current proxy card or proxy submitted by phone or online is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes and any broker non-votes and abstentions for each of the proposals. For each of Proposals 1, 2, 3 and 4, broker non-votes will have no effect and will not be counted toward the vote total. For Proposal 5, brokers will have voting discretion if the beneficial owner does not give instructions as to how to vote.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, reverse stock splits, stockholder proposals, elections of directors (even if not contested) and, executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. The ratification of the selection of a company’s independent registered public accounting firm is generally considered to be “routine” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposals although not all brokers and nominees may choose to exercise that discretion. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

Regarding Proposal 1, the Declassification Amendments must receive the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Therefore, this proposal will be approved if the number of votes cast “For” approval of such proposal constitutes at least a majority of the outstanding shares of common stock. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. Broker non-votes will also have the same effect as votes against the proposal.

To be approved, each of Proposals 2 and 3 must receive the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain.

Regarding Proposal 4, the election of a director, the Board’s nominee will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of a director, and which did not abstain.

To be approved, Proposal 5, the ratification of RBSM LLP as the Company’s independent registered public accounting firm, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain.

Assuming a quorum is present, abstentions will have no effect on Proposals 2 through 5.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum is present if stockholders holding a majority of the outstanding shares of common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. As of July 16, 2024, there were 40,814,465 shares outstanding and entitled to vote. Thus, the holders of 20,407,233 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) by mail, by phone or online or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available to the Company in time to file a Form 8-K within four business days after the Annual Meeting, it intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement and Form 10-K are available at https://www.cstproxy.com/gryphondigitalmining/2024.

Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of the proxy materials or the enclosed proxy card you should contact our proxy solicitor, Morrow, at (800) 662-5200 (toll free) or by email at GRYP.info@investor.morrowsodali.com.

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Additional Information.”

PROPOSAL 1 — APPROVAL AND ADOPTION OF AMENDMENTS TO THE
COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Since the Company’s initial public offering, the Board has been divided into three classes, each elected for a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election every third year. Currently, any director elected to fill a newly created Board seat or vacancy holds office for a term that coincides with the remaining term of the class of directors in which the new directorship was created or the vacancy occurred. The Board has believed that this classified structure promotes continuity and stability of strategy, oversight and policies, provides negotiating leverage to the Board in a potential takeover situation and facilitates the ability of the Board to focus on creating long-term stockholder value. As part of the Company’s regular discussions on corporate governance issues, in consultation with members of the Board and incorporating feedback from the Company’s stockholders, the Board evaluated the classified board structure and took into account arguments both for and against the continuation of a classified board.

The Board considered the growing sentiment, particularly in the institutional investor community, in favor of annual elections and the Board’s ability to continue to be effective in protecting stockholder interests under an annual election system. In this regard, the Board recognizes that many investors and commentators believe that the election of directors is the primary means for stockholders to influence corporate policies and hold management accountable for implementing those policies. The Board is also cognizant that many other companies who recently went public have eliminated their classified board structures in recent years.

In order to implement declassification of the Board, the Company’s Certificate of Incorporation will need to be amended. After careful deliberation, the Board has approved proposed amendments to the Company’s Certificate of Incorporation that would eliminate the classified structure and provide for the annual election of all directors beginning at the 2025 Annual Meeting of Stockholders. The general description of the declassification amendments set forth below is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendments (the “Declassification Amendments”), which is attached as Annex A hereto.

In making its decision to recommend stockholders approve and adopt the declassification of the Board, the Board considered the benefits of a classified board versus a declassified board and important feedback received from stockholders as part of the Company’s ongoing stockholder outreach efforts. While a classified board can promote continuity, enhance the stability of the Board and encourage a long-term perspective, the Board considered the possibility that a classified board structure may reduce the accountability of directors to stockholders. After careful deliberation on these and other considerations, the Board determined that moving to annual elections of directors is in the best interests of the Company and its stockholders. The Board unanimously adopted resolutions setting forth the Declassification Amendments, declared the Declassification Amendments advisable and unanimously resolved to submit the Declassification Amendments to stockholders for consideration.

The proposed Declassification Amendments provide for the annual election of all directors for one-year terms, beginning at the 2025 Annual Meeting of Stockholders. The Declassification Amendments also provide that directors elected by the Board to fill vacancies would be appointed for a term expiring at the next annual meeting of stockholders following their appointment, even if their predecessors were serving for a longer term. In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause, whereas currently directors can be removed only for cause. Consistent with Delaware law, the Declassification Amendments would permit stockholders to remove directors elected after the Board is declassified with or without cause. Directors elected while the Board was still classified, that is through the 2025 Annual Meeting, would continue to be removable only for cause.

The form of the Declassification Amendments is attached as Annex A hereto. If the Company’s stockholders approve the amendments to the Certificate of Incorporation, the amendments will become legally effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State. The Company intends to make that filing as soon as practicable after this Proposal 1 has been duly approved by stockholders at the Annual Meeting. Following such time, the Board will make conforming changes to the Company’s bylaws. If the Company’s stockholders do not approve the amendments, the Board will remain classified, with each class of directors serving for three-year staggered terms.

Required Vote

Regarding Proposal 1, the Declassification Amendments must receive the affirmative vote of at least a majority of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2 — TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION
APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, the Company is asking its stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Gryphon Digital Mining, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board and the compensation committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

Required Vote

The Say on Pay Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Only votes “For,” or “Against” will affect the outcome with respect to this proposal, and assuming a quorum is present, abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF FUTURE
NON-BINDING ADVISORY VOTES ON RESOLUTIONS APPROVING FUTURE NAMED
EXECUTIVE OFFICER COMPENSATION

In Proposal 2 above, the Company is asking its stockholders to vote on a non-binding advisory resolution on named executive officer compensation and the Company will provide this type of advisory vote at least once every three years. Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, in this Proposal 3, the Company is asking its stockholders to vote on the frequency of future non-binding advisory votes on named executive officer compensation.

The Board believes that an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future non-binding advisory votes on named executive officer compensation to occur every three years. While our named executive officer compensation programs are designed to promote a long-term connection between pay and performance, and the Board recognizes that named executive officer compensation disclosures are made annually, the rules of the SEC permit the Company to solicit this advisory vote only every three years and the Company believes that management time and attention is better served by soliciting this advisory vote only every three years.

Pursuant to this non-binding advisory vote on the frequency of future non-binding advisory votes on named executive officer compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. The vote is non-binding on the Board. Nevertheless, the Board and the compensation committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Required Vote

The Say When on Pay Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon to be approved. You may vote for the frequency of the Say When on Pay Proposal as “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or you may vote “ABSTAIN” on this proposal. Only votes for “ONE YEAR,” “TWO YEARS” or “THREE YEARS” will affect the outcome with respect to this proposal, and assuming a quorum is present, abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS a vote for “THREE YEARS” as the preferred frequency of the non-binding advisory resolution approving the Company’s Named Executive Officer compensation.

PROPOSAL 4 — ELECTION OF A DIRECTOR

Our Board currently consists of five directors. Our Certificate of Incorporation and bylaws, as amended, provide that the total number of directors constituting the entire Board shall be seven directors; provided that, the total number of directors constituting the entire Board of Directors may be changed to such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the Board. Our Board is currently divided into three classes, designated as Class I, Class II and Class III directors, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class I directors, consisting of Steve Gutterman and Heather Cox, will expire at our 2025 annual meeting of stockholders. The term of office of the Class II directors, consisting of Brittany Kaiser and Rob Chang, will expire at our 2026 Annual Meeting of Stockholders. Jessica Billingsley, a continuing Class III director whose term of office expires as of the Annual Meeting, has been nominated by the Board for re-election at the Annual Meeting. If elected at the Annual Meeting, Ms. Billingsley will serve until the 2027 Annual Meeting of Stockholders (if Proposal 1 is not approved), or until the 2025 Annual Meeting of Stockholders (if Proposal 1 is approved).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

It is the Company’s policy to invite and encourage directors and the director nominee to attend the Annual Meeting. Jessica Billingsley attended the 2023 meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Accordingly, for Proposal 4, the nominee has to receive the highest number of votes cast in order to be elected. Shares represented by executed copies of the accompanying proxies will be voted, if authority to do so is not withheld, for the election of Ms. Billingsley.

If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee that the Board will propose. The person nominated for election has agreed to serve if elected. The Company has no reason to believe that the nominee will be unable to serve.

NOMINEE FOR THE CLASS III DIRECTOR POSITION

The following is a brief biography of the nominee for director and a discussion of the specific experience, qualifications, attributes or skills of such nominee that led the nominating and governance committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Jessica Billingsley, 46, has served as a director on our board of directors since the closing of the Business Combination. Prior to the Business Combination, Ms. Billingsley served as Chief Executive Officer and director of Akerna since starting in June 2019, and Chairman of the Board starting in July 2019. Ms. Billingsley co-founded MJF, Akerna’s wholly-owned subsidiary, in 2010 and served as President of MJF from 2010 to April 2018 and Chief Executive Officer since May 2018. Before Akerna, she founded and led Zoco, a technology services firm with a diverse nationwide client base. Ms. Billingsley serves on the board of Nxu Energy (NASDAQ:NXU). Ms. Billingsley served on the board and as audit chair of Bhang (CSE:BHNG) from November 2020 – November 2022. She currently serves on the private board of OARO, and as the elected Learning Officer for the Young President’s Organization (YPO) Entrepreneurship Network Board. She has served as an active mentor for multiple accelerator programs, most currently for Colorado’s Boardbound program. Jessica Billingsley is a seasoned executive and innovator with over 25 years of experience in frontier technology. She possesses in-depth expertise in private and public capital markets, successfully navigating complex transactions to drive growth and business transformation. With over 25 years of experience in advanced technologies, emerging growth markets, and scaling businesses, she brings substantial domain expertise in P&L oversight, enterprise risk management, data analytics, machine learning, cybersecurity and data privacy, global supply chain management, DEI, and media and public relations. She holds a dual degree in Computer Science and Communications from the University of Georgia. She has been recognized with numerous awards, including the Titan 100 CEO, Outstanding Women in Business, Inc. Top 100 Female Founder, and Fortune’s Most Promising Woman Entrepreneur. Her thought leadership has been featured in prominent media outlets, including Business Insider, Bloomberg, CNN, Cheddar, Fortune, and Forbes, in addition to her contributions to Entrepreneur and Rolling Stone publications. Ms. Billingsley was selected to serve on our Board based on her extensive experience with technology and emerging growth companies, her capital markets expertise, and her background as an entrepreneur.

Required Vote

Regarding Proposal 4, the Board’s nominee will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the director election matter, and which did not abstain. Only votes “For,” or “Against” will affect the outcome with respect to this proposal, and assuming a quorum is present, abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED IN THIS PROPOSAL 4.

CONTINUING DIRECTORS

Brittany Kaiser, Chairperson of the Board

Brittany Kaiser, 36, has served as our Chairperson of the board since the closing of the Business Combination and as the chairperson of Legacy Gryphon’s board of directors since February 4, 2021 and as a director of Legacy Gryphon since December 21, 2020. Ms. Kaiser is also an independent director of Lucy Scientific Discovery Inc. (Nasdaq: LSDI), a psychotropics contract manufacturing company, since December 2020, Chief Executive Officer and director of Achayot Partners LLC, a digital asset consulting firm, since April 2019, President and director of Own Your Data Foundation, a non-profit foundation implementing digital intelligence education programs since August 2019 and co-founder of Digital Asset Trade Association, an advocacy group for distributed ledger technology since February 2018. Prior to that, Ms. Kaiser served as business development director at SCL USA, a provider of consumer research, targeted advertising and other data-related services from March 2017 to January 2018 and SCL Group Ltd. (UK) from February 2015 to March 2017. Ms. Kaiser graduated from Middlesex University School of Law in 2015. Ms. Kaiser was selected to serve on our board of directors based on her broad experience in diverse leadership roles, including digital asset consulting, non-profit leadership, and distributed ledger technology advocacy.

Rob Chang

Rob Chang, 46, has served as Gryphon’s Chief Executive Officer and a director since the closing of the Business Combination and as Legacy Gryphon’s Chief Executive Officer and a director since January 14, 2021. Mr. Chang has also been a director of Fission Uranium Corp. (TSX: FCU), a mineral exploration company, since April 2018, a director of Ur-Energy, Inc. (NYSE American: URG), an exploration stage mining company, since March 2018, and a director of Shine Minerals Corp., a company engages in the acquisition, exploration, and evaluation of mineral properties, from November 2018 to June 2024. Mr. Chang is also the Chief Executive Officer and founder of Chang Advisory Inc., a consulting service company, since December 2020. Prior to that, from August 2019 to January 2021, Mr. Chang was an independent consultant for traditional mining and crypto currency companies. From July 2018 to March 2020, Mr. Chang was a member of the board of advisors of District Metals Corp. (TSX.V: DMX), a mineral exploration stage company. From February 2018 to August 2019, Mr. Chang served as CFO of Riot Platforms, Inc. (Nasdaq: RIOT), a provider of Bitcoin mining and data center hosting, and oversaw the company’s business operations, investor relations and finances. From January 2011 to January 2018, Mr. Chang was the managing director and Head of Metals and Mining Research of Cantor Fitzgerald. Mr. Chang graduated from the Rotman School of Management at University of Toronto with his MBA in 2006. We believe Mr. Chang is fit to serve on our board of directors based on his diverse leadership experience across multiple industries, including mineral exploration, cryptocurrency, consulting, and metals and mining research.

Heather Cox

Heather Cox, 53, has been at the forefront of building and leading disruptive fintech, healthtech, data and digital businesses throughout her career, from the early days of E*TRADE to more recently in the healthcare space serving as the Chief Digital Health and Analytics Officer for Humana (NYSE: HUM) from August 2018 to February 2023. At Humana, she was accountable for building the firm’s digital care delivery operations and leading enterprise advanced analytics, including the application of Artificial Intelligence at scale in healthcare. Prior to Humana, Heather served as Chief Technology and Digital Officer at United Services Automobile Association (“USAA”), a financial services company providing insurance and banking products from September 2016 to March 2018, where she built personalized and digitally enabled end-to-end experiences for USAA members. Heather served as CEO of Citi FinTech at Citigroup, a fintech start-up that she designed that allowed Citigroup to harness innovation in the global fintech ecosystem. Prior, she headed Card Operations for Capital One, where she reshaped customer and digital experience for Capital One cardholders. Heather has been named to several American Banker Women to Watch Lists, including a designation of the #3 Woman to Watch nationally in banking in 2017. In 2015, she was named Digital Banker of the Year by American Banker and one of the 10 most innovative CEOs in banking by Bank Innovation. Since March 2018, Heather has served on the board of directors of NRG Energy (Nasdaq: NRG), and since August 2022, has served on the board of directors of Atlantic Union Bankshares Corporation (Nasdaq: AUB). Heather graduated cum laude with a Bachelor of Arts in Economics from the University of Illinois at Urbana- Champaign. Ms. Cox was selected to serve on our board of directors based on her extensive career in fintech, healthtech, data, and digital businesses, demonstrating her expertise in driving innovation and digital transformation.

Steve Gutterman

Mr. Gutterman, 54, has built, led, acquired and invested in market-changing companies for almost 30 years. Since July 2021 he has served as CEO of Falcon International, a large private cannabis company in California. Previously, he served from January 2020 to July 2021 as CEO of General Cannabis Corp, also known as TREES Corporation (OTC: CANN), a cannabis retailer and cultivator company, and from May 2018 to November 2020 as President of Harvest Health & Recreation Inc. (CSE: HARV), since acquired by Trulieve (CSE: TRUL) to form the largest cannabis company in the US as measured by revenue. Prior to Harvest Health & Recreation Inc., he held a variety of senior roles including at E*TRADE Financial (Nasdaq: ETFC) from February 2000 to July 2005, where he was EVP and COO of E*TRADE Bank. During his tenure, the bank’s assets increased from $1 billion to $35 billion. He also served as the CEO of GeoPoll from November 2012 to July 2018, a market research company and was Managing Director of MBH Enterprises, a private equity company focused on technology and infrastructure, from August 2005 to November 2012. Mr. Gutterman was selected to serve on our board of directors based on his extensive experience in building, leading, acquiring, and investing in transformative companies over the past 25 years. His track record of success demonstrate his strategic prowess and ability to drive growth and innovation across various sectors.

BOARD DIVERSITY

Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix
Board Size:
Total Number of Directors	5
	Male	Female	Non- Binary	Gender Undisclosed
Gender:	2	3	—	—

Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	—	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Undisclosed	—	—	—	—

Of our five current directors, four identify as having at least one diversity characteristic (i.e., female, non-binary, LGBTQ+ and/or race or ethnicity other than white).

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As our common stock is listed on the Nasdaq Capital Market, our determination of the independence of directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). Our Board has affirmatively determined that each of Ms. Kaiser, Ms. Billingsley, Ms. Cox and Mr. Gutterman are “independent directors,” as that term is defined in the Nasdaq rules. Under the Nasdaq rules, our Board must be composed of a majority of “independent directors.” Additionally, subject to certain limited exceptions, our Board’s audit, compensation, and nominating and corporate governance committees also must be composed of all independent directors.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his capacity as a member of our audit committee, our Board, or any other committee of our Board: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

BOARD LEADERSHIP STRUCTURE

The Board has an independent chairperson, Ms. Kaiser, who has authority, among other things, to call and preside at Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairperson has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chairperson and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and the Company’s stockholders. As a result, the Company believes that having an independent Board Chairperson enhances the effectiveness of the Board as a whole.

There are no family relationships among any of the directors or executive officers., nor have any of our executive officers or key employees been involved in a legal proceeding that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee is responsible for considering and discussing the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies (including those related to data privacy, data security and cybersecurity). The Company’s audit committee also periodically reviews the general process for the oversight of risk management by the Board.

The nominating and governance committee monitors compliance with legal and regulatory requirements and the effectiveness of the Company’s corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. The Company’s nominating and governance committee is responsible for overseeing the Company’s risk management efforts generally, including the allocation of risk management functions among the Board and its committees. The Company’s compensation committee is responsible for assessing and monitoring whether any of the Company’s compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 18 times during 2023. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committee(s) on which he or she served, that were held during the portion of 2023 for which he or she was a director or committee member.

Nasdaq rules require that the non-management directors of the board meet at regularly scheduled executive sessions, without management present, in order to empower the non-management directors to serve as a more effective check on management. During 2023, the Company’s non-management directors met in executive session, without management present, at the end of regularly scheduled board meetings or during scheduled executive session calls. Ms. Billingsley, the Company’s Board Chairman at the time, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an audit committee, a compensation committee and a nominating and governance committee. The following table provides membership and meeting information for 2023 for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Barry Fishman*	X	X	X
Matthew R. Kane	X	X	X
Tahira Rehmatullah	X	X	X
Scott Sozio
Jessica Billingsley
Number of meetings in 2023	4	2	0

____________

*        On November 15, 2023, Mr. Barry Fishman resigned as a director of the Akerna Board.

Committees of the Board of Directors

Presently, our board of directors has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the standing committees is composed solely of independent directors. The charters for each committee are available on the Company’s website at www.gryphondigitalmining.com

Audit Committee

We have established an audit committee of the Board of Directors. Mr. Gutterman, Ms. Kaiser and Ms. Billingsley serve as the members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Each of Mr. Gutterman, Ms. Kaiser and Ms. Billingsley are independent.

Mr. Gutterman serves as the chair of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Mr. Gutterman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal responsibilities of the audit committee, including:

•        To assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        To (i) approve all audit engagement fees and terms and (ii) pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms.

•        At least annually, to evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner; and to assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

•        To review and discuss with the Company’s independent auditors and management the Company’s quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s Quarterly Report on Form 10-Q before such Form 10-Q is filed; and to review and discuss the Form 10-Q for filing with the SEC.

•        To review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K promulgated by the SEC) and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

•        To review with management and the Company’s independent auditors: (i) any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; (ii) any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and (iii) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

•        To assist and advise the Board and the Compensation Committee thereof in enforcing the Company’s executive compensation clawback policy and related laws, rules and regulations.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed and discussed with management our audited consolidated financial statements and “Management’s Report on Internal Control over Financial Reporting” in Item 9A included in the Annual Report on Form 10-K.

The audit committee also discussed with Marcum LLP (“Marcum”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee received the written disclosures and the letter from Marcum required by applicable requirements of the PCAOB regarding Marcum’s communication with the audit committee concerning independence and has discussed with Marcum their independence.

Based upon the review and discussions described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for filing with the SEC. We have selected RBSM LLP as our independent registered public accounting firm for the year ending December 31, 2024 and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Steve Gutterman, Chair

Jessica Billingsley

Brittany Kaiser

The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

We have established a compensation committee of our Board of Directors. The members of our compensation committee are Ms. Billingsley, Ms. Cox and Ms. Kaiser. Ms. Billingsley serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal responsibilities of the compensation committee, including:

•        To review and approve the Company’s compensation programs and arrangements applicable to its executive officers, including without limitation salary, incentive compensation, equity compensation and perquisite programs, and amounts to be awarded or paid to individual officers under those programs and arrangements, or make recommendations to the Board regarding approval of the same.

•        To determine the objectives of the Company’s executive officer compensation programs, identify what the programs are designed to reward, and modify (or recommend that the Board modify) the programs as necessary and consistent with such objectives and intended rewards.

•        To ensure appropriate corporate performance measures and goals regarding executive officer compensation are set and determine the extent to which they are achieved and any related compensation earned.

•        To at least annually review and approve the Company’s goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation.

•        To review and approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained.

•        To assist management in complying with our proxy statement and annual report disclosure requirements;

•        To implement and enforce the Company’s executive compensation clawback policy and related laws, rules and regulations, including determining what constitutes “incentive-based compensation” and, if a clawback is triggered due to a financial statement restatement, the amount of any clawback.

The charter also provides that the compensation committee may select, retain and terminate independent legal counsel and other experts or consultants, as it deems appropriate, without seeking approval of the Board or management, including the authority to approve the fees payable to such counsel, experts or consultants and any other term of retention. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the Board of Directors. The members of our nominating and corporate governance committee are Ms. Kaiser, Mr. Gutterman and Ms. Billingsley. Ms. Kaiser serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the principal responsibilities of the nominating and corporate governance committee, including:

•        The identification, evaluation and recommendation of qualified candidates to become Board members.

•        The oversight of the implementation of and monitoring compliance with the Company’s Code of Business Conduct (other than with respect to complaints regarding accounting or auditing issues).

•        Coordinating and overseeing Board, committee, and director evaluations.

•        Periodic review of the Company’s governance documents as appropriate.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board’s compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party may communicate in writing with any particular director, including the Company’s chairperson, any committee of the Board, or the directors as a group, by sending such written communication to the Company’s Corporate Secretary at the Company’s principal executive offices at 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Company’s Corporate Secretary, to be of a purely marketing nature or inappropriate for submission to the intended recipient(s). The Corporate Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of the Company’s stockholders will be forwarded to the chairman of the nominating and governance committee.

CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS

We have adopted a code of ethics applicable to our directors, officers and employees (the “Code of Ethics”). We have filed a copy of our Code of Ethics and our audit committee, compensation committee and nominating and corporate governance charters as exhibits to this Report. Our stockholders are also able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

INSIDER TRADING POLICY

The Company has adopted a written Insider Trading Policy applicable to all directors, officers and employees. The policy also applies to derivative securities relating to the Company’s stock.

PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the Board has selected RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. RBSM LLP has audited the Company’s financial statements since April 26, 2024. Representatives of RBSM LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of RBSM LLP as the Company’s independent registered public accounting firm. However, the audit committee is submitting the selection of RBSM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Marcum LLP was the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. As discussed in greater detail below, the following table shows the fees paid or accrued by us to Marcum during the fiscal years ended December 31, 2023 and 2022:

Type of Service	2023	2022
Audit Fees	$304,880	$325,480
Audit-Related Fees(1)	222,694	118,965
Tax Fees	—	—
Other Fees	—	—
Total	$527,574	$444,445

____________

(1)      Consists of audit-related fees related to registration statements.

“Audit Fees” relate to fees and expenses billed by Marcum for the annual audits, including the audit of our financial statements, review of our quarterly financial statements and for comfort letters and consents related to stock issuances.

“Audit-Related Fees” relate to fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

“Tax Fees” relate to fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

“All Other Fees” relate to fees for any services not included in the above-described categories.

On April 26, 2024 (the “Dismissal Date”), the Company dismissed Marcum as the independent registered public accounting firm for the Company. The dismissal was approved by the audit committee and the Board. The change in independent registered public accounting firm was not the result of any disagreement with Marcum.

Marcum’s audit reports on the financial statements as of December 31, 2023 and 2022 of the Company did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor did it modify its opinion as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

For the Company’s two most recent fiscal years, and in the subsequent interim period through the Dismissal Date, there were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Marcum on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference thereto in its reports on the financial statements of the Company for such periods, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that material weaknesses in internal control over financial reporting were identified and described in the Company’s Annual Form 10-K for the years ended December 31, 2023 and 2022 as filed with the SEC.

On April 26, 2024, as recommended and approved by the audit committee and the Board, the Company engaged RBSM LLP as the Company’s independent public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2024 and to review the Company’s quarterly consolidated financial statements for each of the quarters ending March 31, 2024, June 30, 2024, and September 30, 2024. RBSM previously served as the independent registered public accounting firm of Legacy Gryphon prior to the closing of the Merger.

For the Company’s two most recent fiscal years, and in the subsequent interim period through the Dismissal Date, neither the Company nor anyone on its behalf consulted with RBSM regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that RBSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PRE-APPROVAL POLICIES AND PROCEDURES

The audit committee charter provides that the audit committee will pre-approve all audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The audit committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Required Vote

To be approved, Proposal 5, the ratification of RBSM LLP as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter, and which did not abstain. Only votes “For,” or “Against” will affect the outcome with respect to this proposal, and assuming a quorum is present, abstentions will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 5.

EXECUTIVE OFFICERS

The following table sets forth information concerning the Company’s executive officers:

Name	Age	Position
Rob Chang	46	Chief Executive Officer, President and Director
Simeon Salzman	43	Chief Financial Officer

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the Company’s executive officer who is not currently a director. Information with respect to the Company’s Chief Executive Officer, Rob Chang, is set forth above in “Continuing Directors.”

Simeon Salzman, Chief Financial Officer and Secretary

Simeon Salzman has served as Gryphon’s Chief Financial Officer since the closing of the Business Combination and joined Legacy Gryphon’s management team as the Chief Financial Officer on June 19, 2023. Mr. Salzman is an accomplished financial executive with a diverse background in overseeing financial functions and driving growth. From late 2020 to March 2023, Mr. Salzman served as the Chief Financial Officer and Chief Accounting Officer for Marathon Digital Holdings, Inc. (Nasdaq: MARA), a digital asset technology company. During his tenure, the company experienced significant market capitalization growth, peaking at $8 billion, up from the market capitalization of $500 million. In addition, he was an integral part of the negotiations with major investment firms and was able to secure substantial capital investments utilizing debt and equity offerings totaling approximately $2 billion dollars. Prior to that, from July 2018 to October 2020, Mr. Salzman served as the Chief Financial Officer of the Las Vegas Monorail Company, where he managed the financial operations of a completely electric, zero-emission driverless monorail transit system that served approximately 4.6 million passengers annually. During his tenure, he implemented effective financial strategies, ensuring compliance and achieving significant cost savings. Before joining the Las Vegas Monorail Company, Mr. Salzman held the position of Chief Financial Officer for Wendoh Media and Corner Bar Management from May 2015 through July 2018. He successfully revitalized various food and beverage establishments in Downtown Las Vegas by streamlining operations resulting in double-digit returns to the bottom line. Mr. Salzman holds dual degrees with a Bachelor of Science in Accounting and a Bachelor of Arts in Criminal Justice & Criminology from the University of Maryland, College Park. He is also a Certified Public Accountant.

On July 29, 2024, Mr. Salzman informed the Company of his decision to voluntarily resign from his position to pursue other professional opportunities (the “Resignation”). Mr. Salzman’s last day will be November 15, 2024 (the “Employment End Date”), and he will remain in his current position to assist with the transition of his responsibilities until such date. The Company intends to appoint a Chief Financial Officer to fill the vacancy caused by Mr. Salzman’s departure.

Executive officers serve at the pleasure of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s shares of common stock as of August 6, 2024 for:

•        each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of its shares of common stock;

•        each of the Company’s named executive officers;

•        each of the Company’s directors; and

•        all of the Company’s current executive officers and directors as a group.

The percentage ownership information is based upon 40,427,698 shares of common stock outstanding as of August 6, 2024. The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, restricted and deferred stock units, restricted stock awards or warrants that were outstanding on August 6, 2024 and which are exercisable on or before September 9, 2024, which is 60 days after October 6, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted and deferred stock units, restricted stock awards or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Gryphon Digital Mining, Inc., 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144.

Name of Beneficial Owner	Total # of Shares Beneficially Owned	Percentage of Ownership(1)
Rob Chang(2)	3,309,648	8.2%
Brittany Kaiser(3)	1,178,349	2.9%
Simeon Salzman	169,423	*
Heather Cox(4)	42,104	*
Steve Gutterman(5)	28,070	*
Jessica Billingsley(6)	241,922	*
All directors and officers as a group (6 persons named above)	4,969,516	11.7%

Other 5% Stockholders
Dan Tolhurst(7)	3,309,649	8.2%
Roxy Capital Corp.(8)	3,309,362	8.2%
RJL 18 Capital Canada LP(9)	3,201,399	7.9%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Based on 40,427,698 shares of common stock outstanding as of August 6, 2024.

(2)      Based on a Schedule 13D filed on February 16, 2024. Represents shares held by Chang Advisory Inc. Mr. Chang is the Chief Executive Officer of Chang Advisory Inc. and has voting and investment control over the shares held by it. Mr. Chang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)      Represents shares held by Achayot Partners LLC. Ms. Kaiser is the CEO and 50% owner of Achayot Partners LLC and shares voting and investment control over the shares held by it with Natalie Kaiser, the other 50% owner of Achayot Partners LLC. Ms. Kaiser disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(4)      Includes 14,035 shares issuable upon settlement of restricted stock units.

(5)      Includes 14,035 shares issuable upon settlement of restricted stock units.

(6)      Represents 2,696 shares held by Jessica Billingsley Living Trust and 398 shares held directly by Ms. Billingsley. Ms. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust.

(7)      Based on a Schedule 13G filed on February 22, 2024. The address of the reporting person is 24 Petersham House, London, UK, SW7 3HD.

(8)      Based on a Schedule 13G filed on February 16, 2024. Eric Lazer is the CEO and 100% owner of Roxy Capital Corp. and has voting and investment control over the shares held by it. Mr. Lazer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Roxy Capital Corp. is 20 Canal Beach, Old Fort Bay, P.O. Box N7776, Nassau, Bahamas 00000.

(9)      Based on a Schedule 13G filed on February 16, 2024. Dean Lazer is the CEO and 100% owner of RJL 18 Capital LP and has voting and investment control over the shares held by it. Mr. Lazer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of RJL 18 Capital LP is 150 King Street, West 200, Toronto, Canada M5H 1J9.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s shares of common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one Form 4 reporting two transactions by Matthew R. Kane, a director of Akerna, was not filed.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all information concerning the compensation earned, for the fiscal years ended December 31, 2023 and 2022 for services rendered to us by persons who served as our named executive officers at the end of December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)
Jessica Billingsley	2023	300,000	134,130	(1)	—	—		434,130
Former Chief Executive Officer	2022	297,916	—		—	6,587	(2)	304,503
Ray Thompson	2023	235,417	34,323	(3)	—	—		269,740
Former Chief Operating Office	2022	233,854	—		—	—		233,854
David McCullough	2023	250,000	35,641	(4)	—	—		285,641
Former Chief Technology Officer	2022	240,432	—		—	—		240,432
L. Dean Ditto	2023	250,000	15,496	(5)	—	—		265,496
Former Chief Financial Officer	2022	68,750	—		25,000 (6)	49,200	(7)	142,950

____________

(1)      In connection with the year ended 2022, Ms. Billingsley was awarded a discretionary cash bonus in 2023 of $134,130 that was paid in January of 2024.

(2)      In addition to cash and stock awards, Ms. Billingsley may redeem loyalty awards generated by corporate purchases made on certain credit cards for her personal use. During the year ended 2022, Ms. Billingsley redeemed $6,587 in loyalty awards for her personal use.

(3)      In connection with the year ended 2022, Mr. Thompson was awarded a discretionary cash bonus in 2023 of $34,323 that was paid in January of 2024.

(4)      In connection with the year ended 2022, Mr. McCullough was awarded a discretionary cash bonus in 2023 of $35,641 that was paid in January of 2024.

(5)      In connection with the year ended 2022, Mr. Ditto was awarded a discretionary cash bonus in 2023 of $15,496 that was paid in January of 2024.

(6)      On July 25, 2022, Mr. Ditto was awarded a discretionary bonus of 6,701 restricted shares with a grant date fair value of $25,000. These shares fully vested on the grant date.

(7)      In the period during 2022 in which Mr. Ditto was serving as the Company’s Interim Chief Financial Officer, he was compensated as a consultant for $49,200.

Legacy Gryphon Executive Compensation

The following table sets forth information concerning the compensation of the named executive officer for the years ended December 31, 2023 and December 31, 2022:

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)			Total Compensation
Rob Chang	2023	$228,167		$228,167	$			$456,334
Chief Executive Officer	2022	230,640	(1)	—		—		230,640
Simeon Salzman	2023	107,692		$100,000		530,496	(2)	738,188
Chief Financial Officer	2022	—		—		—		—

____________

(1)      The amounts for Mr. Chang’s salary and bonus in the table were converted from Canadian dollars to United States dollars using an average exchange rate of (i) 1 CAD for 0.7688 USD for 2022 and (ii) 1 CAD for 0.7408 USD for 2023.

(2)      The amounts reported in this column reflect the aggregate grant date fair value of shares granted to the applicable named executive officer as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not necessarily correspond to the actual value recognized by the applicable named executive officer. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 1 to Gryphon’s consolidated financial statements included elsewhere in this Proxy Statement. See the narrative below for more information on the stock awards in this column.

Consulting Agreement with Chang Advisory, Inc.

Mr. Chang serves as Gryphon’s Chief Executive Officer pursuant to a Consulting Agreement between Gryphon and Chang Advisory, Inc. (“Chang Advisory”), effective January 14, 2021. Mr. Chang is the sole owner of Chang Advisory. Under the agreement, Chang Advisory’s base fee was initially CAD $175,000 per year. The agreement provided that the base fee would increase to CAD $300,000 per year upon the closing of either: (i) an equity financing totaling at least CAD $5 million or (ii) a debt and equity financing totaling at least CAD $10 million. This condition was met in March 2021 and, accordingly, the base fee was raised to CAD $300,000 per year. Under the agreement, Chang Advisory’s base fee for any year may not be reduced without the written consent of both Chang Advisory and Gryphon, and Chang Advisory is entitled to an annual cash incentive opportunity with a target equal to 100% of Chang Advisory’s base fee for such year. The agreement further provides that Gryphon will pay to Chang Advisory harmonized sales tax on any invoice or other compensation paid to Chang Advisory in the event that Gryphon’s head office becomes located in Canada or in the event that any law or governmental authority requires that such tax be remitted by Chang Advisory in respect of any such compensation.

On the effective date of the agreement, Chang Advisory became entitled to purchase, for USD $0.004 per share, 15.2% of the outstanding shares of common stock of Gryphon as of such date. In the event that Chang Advisory’s engagement with Gryphon terminates by reason of Chang Advisory’s resignation or by reason of a material breach by Chang Advisory of the agreement, or for cause (as defined below), prior to the one-year anniversary of the effective date of the agreement, Gryphon or any other affiliate of Gryphon had the right (but not the obligation) to repurchase (i) 75% of the such shares if such termination occurred within six months of the effective date of the agreement; and (ii) 50% of such shares if such termination occurred after six months and within one year of such effective date, in each case for a price of USD $0.004 per share. Such repurchase right expired on the one-year anniversary of the effective date of the agreement.

In the event that Chang Advisory’s engagement is terminated by Gryphon without cause, is terminated by Chang Advisory for good reason, or in the event that there is a change in control (as defined in the agreement), all unvested equity awards held by Chang Advisory will accelerate vesting and, with respect to any stock options, such options will remain fully exercisable until their original expiry date. In the event of Chang Advisory’s termination for cause or voluntary resignation, all equity awards granted to Chang Advisory that are outstanding on the date of such termination or resignation will continue to vest on the original schedule and any stock options will remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement; or (ii) the expiration of 6 months measured from the date of such termination or resignation.

The agreement also provides that Chang Advisory will be entitled to receive reimbursement from Gryphon for all reasonable business expenses, and Mr. Chang and his partner and dependents will be eligible to participate in the benefit plans that are available to the executive officers of Gryphon. Under the agreement, Gryphon will indemnify Chang Advisory and Mr. Chang to the fullest extent permitted by law against all costs, charges, awards, legal fees and expenses which Chang Advisory and/or Mr. Chang is/are involved because of its/his/their association with Gryphon, and Gryphon will at all times maintain a Directors and Officers Insurance Policy under which Chang Advisory and Mr. Chang will be insured.

Upon termination of engagement due to the death or disability (as defined in the agreement) of Chang Advisory, Chang Advisory will be entitled to receive: (i) any unpaid annual bonus for the year immediately prior to the year of such termination (in an amount equal to the greater of the bonus percentage accrued by Gryphon or Chang Advisory’s target annual bonus) and (ii) a pro-rated share of Chang Advisory’s target annual bonus for the year of such termination (in an amount equal to the bonus percentage accrued by Gryphon through the last closed accounting month prior to such termination but with such bonus percentage being deemed to be fully accrued if Gryphon is at least on target to attain the appropriate financial targets for such year). In addition, in the case of termination due to disability, Gryphon will continue Chang Advisory’s and/or Mr. Chang’s participation in the benefit plans for so long as he remains disabled as defined under those plans.

Under the agreement, should Gryphon terminate Chang Advisory’s engagement (other than for cause or as a result of Chang Advisory’s death or disability), or in the event Chang Advisory resigns for good reason, or in the event of a termination of Chang Advisory’s engagement whether by Chang Advisory or by Gryphon for any reason other than cause within 6 months of a change in control, then Gryphon will pay to Chang Advisory (i) a termination fee equal to the annual fee; (ii) bonus for any prior year that has been earned but is unpaid (in an amount equal to the greater of the bonus percentage accrued by Gryphon or Chang Advisory’s target annual bonus); and (iii) a pro-rated share of Chang Advisory’s target annual bonus for the year of such termination (in an amount equal to the bonus percentage accrued by Gryphon through the last closed accounting month prior such termination but with such bonus percentage being deemed to be fully accrued if Gryphon is at least on target to attain the appropriate financial targets for such year).

For purposes of the agreement, “cause” means that Chang Advisory or Mr. Chang has engaged in any one of the following: (i) intentional misconduct involving Gryphon or its assets, including, without limitation, material misappropriation of Gryphon’s funds or property; (ii) reckless or willful misconduct in the performance of Chang Advisory’s duties in the event such conduct continues after Gryphon has provided 30 days written notice to Chang Advisory and a reasonable opportunity to cure such misconduct; (iii) conviction of, or plea of nolo contendere to, any felony or misdemeanor involving dishonesty or fraud; (iv) the material violation of any of Gryphon’s policies, including without limitation, Gryphon’s policies on equal engagement opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of the agreement after 30 days written notice to Chang Advisory of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of Gryphon after 30 days written notice to Chang Advisory of such breach and a reasonable opportunity to cure the adverse effects of such misconduct.

Executive Employment Agreement with Simeon Salzman

For fiscal year 2023, Gryphon and Simeon Salzman were parties to an Executive Employment Agreement dated June 19, 2023 (the “Employment Agreement”), the effective date of the Employment Agreement. Because Mr. Salzman joined Gryphon in 2023, his compensation is not disclosed in the 2022 Summary Compensation Table presented above. The Employment Agreement provided for the terms described in this paragraph. Mr. Salzman will serve as the Chief Financial Officer of Gryphon (and, under certain circumstances, such other position as Gryphon’s Chief Executive Officer may designate), reporting to Gryphon’s Chief Executive Officer. Mr. Salzman will receive a base salary of $200,000 and will be eligible to receive an annual bonus with a target of up to 50% of his then-current base salary. Mr. Salzman will receive a time-based equity grant covering 390,800 Gryphon Shares (the “Equity Grant”), vesting as follows (subject to Mr. Salzman’s continued employment with Gryphon through the relevant vesting date): 1/6 of the Equity Grant will vest upon the 6-month anniversary of the effective date of the Employment Agreement and the remainder of the Equity Grant will vest in substantially equal quarterly installments commencing with the first quarter following the 6 month anniversary of the effective date of the Employment Agreement. The vesting of the Equity Grant will be accelerated if Mr. Salzman is continuously employed through a change in control of Gryphon (excluding a reverse takeover transaction or merger for the purposes of listing Gryphon on a public exchange). Mr. Salzman will be entitled to receive those benefits that are made available to the other similarly situated executive employees of Gryphon, and will be reimbursed for reasonable out-of-pocket expenses. Upon the termination of the Employment Agreement during the first two full financial reporting quarters of Gryphon by (a) Mr. Salzman for good reason (as defined in the Employment Agreement) or (b) by Gryphon without cause (as defined in the Employment Agreement), then, subject to Mr. Salzman’s execution and non-revocation of and compliance with a separation and release agreement in a form provided by Gryphon, Gryphon will pay Mr. Salzman an amount equal to 3 months of his then current base salary. Upon such a termination of the Employment Agreement following the first two full financial reporting quarters of Gryphon, Gryphon will pay Mr. Salzman an amount equal to (a) 12 months of his then current base salary, plus (b) Mr. Salzman’s then-current annual bonus target.

On July 29, 2024, Mr. Salzman informed the Company of his decision to voluntarily resign from his position to pursue other professional opportunities. Mr. Salzman’s last day will be November 15, 2024, and he will remain in his current position to assist with the transition of his responsibilities until such date. The Company intends to appoint a Chief Financial Officer to fill the vacancy caused by Mr. Salzman’s departure.

In connection with the Resignation, Mr. Salzman and the Company entered into a letter agreement (the “Letter Agreement”) that supersedes and replaces the Employment Agreement. Pursuant to the Letter Agreement Mr. Salzman will continue to serve as the Company’s Chief Financial Officer through the Employment End Date, and in exchange, the Company will provide Mr. Salzman (i) a salary at an annualized rate of $200,000 per year, (ii) a target bonus of up to 50% of his base salary on an annualized basis, (iii) continued eligibility to participate in Company-sponsored benefits and paid vacation in accordance with the Company’s policies, (iv) continued vested of any outstanding equity awards through the Employment End Date, with all outstanding unvested equity awards that are unvested as of the Employment End Date being forfeited for no consideration, (v) continued indemnification and coverage under the Company’s director’s and officer’s liability insurance policy until all applicable statute of limitations expire, and (vi) a release from the non-competition agreement Mr. Salzman entered into as part of his Employment Agreement, subject to (A) Mr. Salzman remaining continuously employed and not being terminated for cause (as defined in the Letter Agreement) through the Employment End Date and (B) Mr. Salzman providing the Company with a full release of claims in favor of the Company.

OUTSTANDING EQUITY AWARDS AT THE END OF 2023

A summary of the number and the value of the outstanding equity awards as of December 31, 2023 held by the named executive officers is set out in the table below.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jessica Billingsley	—	—	250	(2)	109
Former Chief Executive Officer	—	—	250	(3)	109
Ray Thompson	—	—	250	(2)	109
Former Chief Operating Office	—	—	250	(3)	109
David McCullough	—	—	250	(2)	109
Former Chief Technology Officer	—	—	250	(3)	109

____________

(1)      Each RSU represents a contingent right to receive one share of Common Stock of the Company.

(2)      Represents 250 RSUs which were scheduled to vest on July 1, 2024.

(3)      Represents 250 RSUs which were scheduled to vest on December 1, 2024.

(4)      Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our common stock on the last trading day of 2023.

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interest.

Non-qualified Deferred Compensation

None of our employees participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified compensation benefits in the future if it determines that doing so is in our company’s best interest.

Employee Benefits and Stock Plans

2024 Omnibus Incentive Plan

Set forth below is a summary of the material features of the 2024 Plan, which was adopted in connection with the closing of the Business Combination.

The 2024 Plan provides for the following grants: (a) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)) (“ISO” or “ISOs”); (b) nonstatutory stock options (i.e., options other than ISOs) (“NSO” or “NSOs”), (c) stock appreciation rights (“SAR” or “SARs”), (d) restricted stock grants, (e) restricted stock unit grants (“RSU” or “RSUs”), (f) performance grants, and (g) other grants based in whole or in part by reference to shares that are granted pursuant to the terms and conditions of the 2024 Plan.

Subject to any Capitalization Adjustment (as defined and described below) and the automatic increase (as described later in this paragraph), and any other applicable provisions in the 2024 Plan, the total number of shares reserved and available for issuance pursuant to the 2024 Plan is 5,810,033 shares which was 15% of the total number of shares of Common Stock outstanding at the closing of the Business Combination (the “Share Reserve”). The Share Reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1,

2025 and ending on (and including) January 1, 2033 by the lesser of (a) 3% of the total number of the shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, and (b) such number of shares determined by the Board.

Following the effective date of the 2024 Plan (the “Plan Effective Date”), any shares subject to an outstanding grant or any portion thereof granted under the 2024 Plan will be returned to the Share Reserve and will be available for issuance in connection with subsequent grants under the 2024 Plan to the extent such shares: (a) are cancelled, forfeited, or settled in cash; (b) are used to pay the exercise price of such outstanding grant or any Tax-Related Items (as defined below) arising in connection with vesting, exercise or settlement of such outstanding grant; (c) are surrendered pursuant to an Exchange Program (as defined below); (d) expire by their terms at any time; or (e) are reacquired by the Company pursuant to a forfeiture provision or repurchase right by the Company (collectively, “Returning Shares”). Shares subject to Substitute Grants (as defined below) will not be deducted from the Share Reserve and may not be returned to the Share Reserve as Returning Shares.

Subject to the provisions relating to Capitalization Adjustments described below, the maximum number of shares that may be issued pursuant to the exercise of ISOs is 5,810,033 shares which was 15% of the total number of shares of common stock outstanding at the closing of the Merger (the “Incentive Stock Option Limit”).

If, after the Plan Effective Date, the number of outstanding shares is changed or the value of the shares is otherwise affected by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), without consideration (a “Capitalization Adjustment”), then (a) the maximum number and class of shares or type of security reserved for issuance and future grant from the Share Reserve, (b) the exercise price, purchase price, and number and class of shares or type of security subject to outstanding grants, and (c) the number and class of shares subject to the Incentive Stock Option Limit, will be proportionately adjusted, subject to any required action by the board of directors or the stockholders of the Company and in compliance with applicable laws; provided that fractions of a share will not be issued.

The shares issuable under the 2024 Plan will be authorized but unissued or forfeited shares, treasury shares or shares reacquired by the Company in any manner.

Incentive stock options may be granted only to employees of the Company, and its parent and any subsidiary entities (to the extent permitted under Section 422 of the Code). All other grants may be granted to employees, consultants and directors, provided such consultants and directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

The maximum number of shares subject to grants (and of cash subject to cash-settled grants) granted under the 2024 Plan or otherwise during any one calendar year to any non-employee director for service on the board of directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for service on the board of directors, will not exceed $1,000,000 in total value (calculating the value of any such grants based on the grant date fair value of such grants for financial reporting purposes).

Each option or SAR will be in such form and will contain such terms and conditions as the Administrator (defined below) deems appropriate. Each SAR will be denominated in share equivalents. The provisions of separate options or SARs need not be identical.

Options and SARs may be exercisable within the times or upon the events determined by the Administrator and as set forth in the grant agreement governing such grant. No option or SAR will be exercisable after the expiration of ten (10) years from the date the option or SAR is granted, or such shorter period specified in the grant agreement. In addition, in the case of an ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary (“Ten Percent Holder”), such option may not be exercisable after the expiration of five (5) years from the date the ISO is granted.

The exercise price of an option or SAR will be such price as is determined by the Administrator and set forth in the grant agreement; provided that (a) in the case of an ISO (i) granted to a Ten Percent Holder, the exercise price will be no less than one hundred ten percent (110%) of the fair market value (as defined in the 2024 Plan) on the date of grant and (ii) granted to any other employee, the exercise price will be no less than one hundred percent (100%) of the fair market value on the date of grant, and (b) in the case of an NSO or SAR, the exercise price will be such price as is determined by the Administrator. Notwithstanding the foregoing, an option or SAR that is a Substitute Grant (as defined below) may be granted with an exercise price lower than one hundred percent (100%) of the fair market value.

Upon exercise of a SAR, a grantee will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the fair market value of a share on the date of exercise over the exercise price, by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment from the Company for the SAR exercise may be in cash, in shares of equivalent value, or in some combination thereof.

Unless explicitly provided otherwise in a grantee’s grant agreement, if a grantee’s continuous service status (as defined in the 2024 Plan) is terminated, the grantee (or his or her legal representative, in the case of death) may exercise his or her option or SAR (to the extent such grant was exercisable on the termination date) within the following period of time following the termination of the grantee’s continuous service status: (a) three (3) months following a termination of a grantee’s continuous service status by the Company or any parent or subsidiary without cause (as defined in the 2024 Plan) or by the grantee for any reason (other than due to death or disability (as disability is defined in the Plan)); (b) six (6) months following a termination due to the grantee’s disability; (c) twelve (12) months following a termination due to the grantee’s death; and (d) twelve (12) months following the grantee’s death, if such death occurs following the date of such termination but during the period such grant is otherwise exercisable (as provided in clauses (a) or (b) above).

Except as otherwise provided in the grant agreement, if a grantee’s continuous service status is terminated by the Company or any parent or subsidiary for cause, the grantee’s options or SARs will terminate and be forfeited immediately upon such grantee’s termination of continuous service status, and the grantee will be prohibited from exercising any portion (including any vested portion) of such grants on and after the date of such termination of continuous service status.

To the extent that the aggregate fair market value of shares with respect to which options designated as ISOs are exercisable for the first time by any grantee during any calendar year (under all plans of the Company or any parent or subsidiary of the Company) exceeds One Hundred Thousand Dollars ($100,000), such excess options will be treated as NSOs. For this purpose, ISOs will be taken into account in the order in which they were granted, and the fair market value of the shares subject to an ISO will be determined as of the date of the grant of such option.

Without stockholder approval, the Administrator may modify, extend or renew outstanding options or SARs, and authorize the grant of new options or SARs in substitution therefor, including in connection with an Exchange Program. Any such action may not, without the written consent of a grantee, materially impair any of such grantee’s rights under any grant previously granted, except that the Administrator may reduce the exercise price of an outstanding option or SAR without the consent of a grantee by a written notice (notwithstanding any adverse tax consequences to the grantee arising from the repricing); provided, however, that the exercise price may not be reduced below the fair market value on the date the action is taken to reduce the exercise price.

A restricted stock grant is an offer by the Company to sell or issue (with no payment required, unless explicitly provided otherwise in a grantee’s grant agreement) shares to a grantee that are subject to certain specified restrictions. Each restricted stock grant will be in such form and will contain such terms and conditions as the Administrator will deem appropriate. The terms and conditions of restricted stock grants may change from time to time, and the terms and conditions of separate grant agreements need not be identical.

The purchase price for shares issued pursuant to a restricted stock grant, if any, will be determined by the Administrator on the date the restricted stock grant is granted and, if permitted by applicable law, no cash consideration will be required in connection with the payment for the purchase price where the Administrator provides that payment will be in the form of services previously rendered.

Grantees holding restricted stock grants will be entitled to receive all dividends and other distributions paid with respect to such shares, unless the Administrator provides otherwise at the time the grant is granted. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the restricted stock grants with respect to which they were paid.

An RSU grant is a grant covering a number of shares that may be settled in cash, or by issuance of those shares at a date in the future. Each RSU grant will be in such form and will contain such terms and conditions as the Administrator will deem appropriate. The terms and conditions of RSU grants may change from time to time, and the terms and conditions of separate grant agreements need not be identical. Unless otherwise determined by the Administrator, no purchase price will apply to an RSU settled in shares. Payment of vested RSUs will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the grant agreement. The Administrator, in its sole discretion, may settle vested RSUs in cash, shares, or a combination of both.

The Administrator may permit grantees holding RSUs to receive dividend equivalent rights (as defined in the 2024 Plan) on outstanding RSUs if and when dividends are paid to stockholders on shares. In the discretion of the Administrator, such dividend equivalent rights may be paid in cash or shares, and may either be paid at the same time as dividend payments are made to stockholders or delayed until shares are issued pursuant to the underlying RSUs, and may be subject to the same vesting or performance requirements as the RSUs. If the Administrator permits dividend equivalent rights to be made on RSUs, the terms and conditions for such dividend equivalent rights will be set forth in the applicable grant agreement.

A performance grant is a grant that may be granted, may vest or may become eligible to vest contingent upon the attainment during a performance period of performance goals determined by the Administrator. Performance grants may be granted as options, SARs, restricted stock, RSUs or other grants, including cash-based grants.

Performance grants will be based on the attainment of performance goals that are established by the Administrator for the relevant performance period. Prior to the grant of any performance grant, the Administrator will determine and each grant agreement will set forth the terms of each performance grant. A performance grant may but need not require the grantee’s completion of a specified period of service. The Administrator will determine the extent to which a performance grant has been earned in its sole discretion. The Administrator may reduce or waive any criteria with respect to a performance goal, or adjust a performance goal (or method of calculating the attainment of a performance goal) to take into account unanticipated events, including changes in law and accounting or tax rules, as the Administrator deems necessary or appropriate, or to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. The Administrator may also adjust or eliminate the compensation or economic benefit due upon attainment of performance goals in its sole discretion, subject to any limitations contained in the grant agreement and compliance with applicable law.

Other forms of grants valued in whole or in part by reference to, or otherwise based on, shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the fair market value of the shares at the time of grant) may be granted either alone or in addition to other grants provided for in the 2024 Plan. Subject to the provisions of the 2024 Plan and applicable law, the Administrator may determine the persons to whom and the time or times at which such other grants will be granted, the number of shares (or the cash equivalent thereof) to be granted pursuant to such other grants and all other terms and conditions of such other grants.

Payment from a grantee for shares acquired pursuant to the 2024 Plan may be made in cash or cash equivalents or, where approved for the grantee by the Administrator and where permitted by applicable law (and to the extent not otherwise set forth in the applicable grant agreement): (a) by cancellation of indebtedness of the Company owed to the grantee; (b) by surrender of shares held by the grantee that are clear of all liens, claims, encumbrances or security interests and that have a fair market value on the date of surrender equal to the aggregate payment required; (c) by waiver of compensation due or accrued to the grantee for services rendered or to be rendered to the Company or an affiliate; (d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Administrator in connection with the 2024 Plan; (e) by the Company withholding otherwise deliverable shares having a fair market value on the date of withholding equal to the aggregate payment required; (f) by any combination of the foregoing; or (g) by any other method of payment as is permitted by applicable law.

Regardless of any action taken by the Company or any affiliate, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax or other Tax-Related Items related to the grantee’s participation in the 2024 Plan and legally applicable to the grantee, including any employer liability for which the grantee is liable (the “Tax-Related Items”) is the grantee’s responsibility.

Unless otherwise provided in the grantee’s grant agreement, the Administrator, or its delegate(s) (as permitted by applicable law), in its sole discretion and pursuant to such procedures as it may specify from time to time and subject to limitations of applicable law, may require or permit a grantee to satisfy any applicable withholding obligations for Tax-Related Items, in whole or in part by (without limitation): (a) requiring the grantee to make a cash payment; (b) withholding from the grantee’s wages or other cash compensation paid to the grantee by the Company or any affiliate; (c) withholding from the shares otherwise issuable pursuant to a grant; (d) permitting the grantee to deliver to the Company already-owned shares or (e) withholding from the proceeds of the sale of otherwise deliverable shares acquired pursuant to a grant either through a voluntary sale or through a mandatory sale arranged by the Company. The Company or an affiliate may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including up to the maximum applicable rate in the grantee’s jurisdiction.

Except as expressly provided in the 2024 Plan or an applicable grant agreement, or otherwise determined by the Administrator, grants granted under the 2024 Plan will not be transferable or assignable by the grantee, other than by will or by the laws of descent and distribution. Any options, SARs or other grants that are exercisable may only be exercised: (a) during the grantee’s lifetime only by (i) the grantee, or (ii) the grantee’s guardian or legal representative; (b) after the grantee’s death, by the legal representative of the grantee’s heirs or legatees. The Administrator may permit transfer of grants in a manner that is not prohibited by applicable law.

No grantee will have any of the rights of a stockholder with respect to any shares until the shares are issued to the grantee, except for any dividend equivalent rights permitted by an applicable grant agreement. After shares are issued to the grantee, the grantee will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares, subject to any repurchase or forfeiture provisions in any restricted stock grant, the terms of the Company’s insider trading policy, and applicable law.

Without prior stockholder approval, the Administrator may conduct an Exchange Program, subject to consent of an affected grantee (unless not required in connection with a repricing pursuant to the 2024 Plan, or under the terms of a grant agreement) and compliance with applicable law. For purposes of the 2024 Plan, “Exchange Program” means a program pursuant to which (a) outstanding grants are surrendered, cancelled or exchanged for cash, the same type of grant or a different grant (or combination thereof) or (b) the exercise price of an outstanding grant is increased or reduced.

All grants granted under the 2024 Plan will be subject to clawback or recoupment under any clawback or recoupment policy adopted by the board of directors or the Administrator or required by applicable law during the term of grantee’s employment or other service with the Company that is applicable to officers, employees, directors or other service providers of the Company. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in a grant agreement as the Administrator determines necessary or appropriate.

Except as otherwise provided in the applicable grant agreement or as determined by the Administrator, if a grantee’s continuous service status terminates for any reason, vesting of a grant will cease and such portion of a grant that has not vested will be forfeited, and the grantee will have no further right, title or interest in any then-unvested portion of the grant. In addition, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares held by the grantee under a restricted stock grant that have not vested as of the date of such termination, subject to the terms of the applicable grant agreement.

In the event that the Company is subject to a change in control (as defined in the 2024 Plan), outstanding grants acquired under the 2024 Plan will be subject to the agreement evidencing the change in control, which need not treat all outstanding grants in an identical manner. Such agreement, without the grantee’s consent, may provide for one or more of the following with respect to all outstanding grants as of the effective date of such change in control: (a) the continuation of an outstanding grant by the Company (if the Company is the successor entity); (b) the assumption of an outstanding grant by the successor or acquiring entity (if any) of such change in control (or by its parents, if any); (c) the substitution by the successor or acquiring entity in such change in control (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding grants; (d) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding grant and lapse of the Company’s right to repurchase or re-acquire shares acquired under a grant or lapse of forfeiture rights with respect to shares acquired under a grant; (e) the settlement of such outstanding grant (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a fair market value equal to the required amount provided in the definitive agreement evidencing the change in control, followed by the cancellation of such grants; or (e) the cancellation of outstanding grants in exchange for no consideration.

The Company, from time to time, may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting a grant under the 2024 Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under the 2024 Plan if the terms of such assumed award could be applied to a grant granted under the 2024 Plan (a “Substitute Grant”). Such substitution or assumption will be permissible if the holder of the Substitute Grant would have been eligible to be granted a grant under the 2024 Plan if the other company had applied the rules of the 2024 Plan to such grant. The exercise price and the number and nature of shares issuable upon exercise or settlement of any such Substitute Grant will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.

The 2024 Plan will be administered by the Compensation Committee or the Board acting as the Compensation Committee(the “Administrator”). Without limitation, the Administrator will have the authority to, subject to the preceding sentence: construe and interpret the 2024 Plan, any grant agreement and any other agreement or document executed pursuant to the 2024 Plan; prescribe, amend, expand, modify and rescind or terminate rules and regulations relating to the 2024 Plan or any grant (including the terms or conditions of any grant); approve persons to receive grants; determine the form, terms and conditions of grants; determine the number of shares or other consideration subject to grants; determine the fair market value in good faith and interpret the applicable provisions of the 2024 Plan and the definition of fair market value in connection with circumstances that impact the fair market value, if necessary; determine whether grants will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other grants under the 2024 Plan or awards under any other incentive or compensation plan of the Company or any affiliate; grant waivers of any conditions of the 2024 Plan or any grant; determine the vesting, exercisability and payment of grants; correct any defect, supply any omission or reconcile any inconsistency in the 2024 Plan, any grant or any grant agreement; determine whether a grant has been earned or has vested; determine the terms and conditions of any, and to institute any exchange program; adopt or revise rules and/or procedures (including the adoption or revision of any subplan under the 2024 Plan) relating to the operation and administration of the 2024 Plan to facilitate compliance with requirements of local law and procedures outside the united States (provided that board of directors approval will not be necessary for immaterial modifications to the 2024 Plan or any grant agreement made to ensure or facilitate compliance with the laws or regulations of the relevant foreign jurisdiction); delegate any of the foregoing to one or more persons pursuant to a specific delegation as permitted by the terms of the 2024 Plan and applicable law, including Section 157(c) of the Delaware General Corporation Law; and make all other determinations necessary or advisable in connection with the administration of the 2024 Plan. We expect that our Compensation Committee will administer the 2024 Plan.

To the maximum extent permitted by applicable laws, each member of the Administrator (including officers of the Company or an affiliate of the Company, if applicable), or of the board of directors, as applicable, will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2024 Plan or pursuant to the terms and conditions of any grant except for actions taken in bad faith or failures to act in good faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided that such member will give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

The 2024 Plan and all grants granted thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

The Administrator may amend the 2024 Plan or any grant in any respect the Administrator deems necessary or advisable, subject to the limitations of applicable law and the 2024 Plan. If required by applicable law, the Company will seek stockholder approval of any amendment of the 2024 Plan that (a) materially increases the number of shares available for issuance under the 2024 Plan (excluding any Capitalization Adjustment); (b) materially expands the class of individuals eligible to receive grants under the 2024 Plan; (c) materially increases the benefits accruing to grantees under the 2024 Plan; (d) materially reduces the price at which shares may be issued or purchased under the 2024 Plan; (e) materially extends the term of the 2024 Plan; (f) materially expands the types of grants available for issuance under the 2024 Plan; or (g) as otherwise required by applicable law.

The 2024 Plan will terminate automatically on the tenth (10th) anniversary of the Plan Effective Date. No grant will be granted pursuant to the 2024 Plan after such date, but grants previously granted may extend beyond that date. The Administrator may suspend or terminate the 2024 Plan at any earlier date at any time. No grants may be granted under the 2024 Plan while the 2024 Plan is suspended or after it is terminated.

No amendment, suspension or termination of the 2024 Plan or any grant may materially impair a grantee’s rights under any outstanding grant, except with the written consent of the affected grantee or as otherwise expressly permitted in the 2024 Plan. Subject to the limitations of applicable law, if any, the Administrator may amend the terms of any one or more grants without the affected grantee’s consent (a) to maintain the qualified status of the grant as an ISO under Section 422 of the Code; (b) to change the terms of an ISO, if such change results in impairment of the grant solely because it impairs the qualified status of the grant as an ISO; (c) to clarify the manner of exemption from, or to bring the grant into compliance with, Section 409A of the Code; or (d) to facilitate compliance with other applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2024 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a grantee’s death, or the income tax laws of any municipality, state or foreign country in which the grantee may reside. Tax consequences for any particular grantee may vary based on individual circumstances.

Incentive Stock Options.    A grantee recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a grantee exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the grantee will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the grantee disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the grantee would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the grantee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the grantee’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options.    A grantee generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the grantee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the grantee upon exercising a nonstatutory stock option generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights.    In general, no taxable income is reportable when a stock appreciation right is granted to a grantee. Upon exercise, the grantee generally will recognize ordinary income equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.    A grantee acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, reduced by any amount paid by the grantee for such shares. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The grantee may elect, under Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired. Upon the sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards.    There are no immediate tax consequences of receiving an award of restricted stock units. A grantee who is awarded restricted stock units generally will recognize ordinary income equal to the fair market value of shares issued to such grantee at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a grantee. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards.    A grantee generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, grantees normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the grantee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A.    Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2024 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A of the Code violates the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, and interest on such deferred compensation.

Tax Effect for the Company.    We generally will be entitled to a tax deduction in connection with an award under the 2024 Plan equal to the ordinary income realized by a grantee when the grantee recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer, chief financial officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON GRANTEES AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2024 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A GRANTEE’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE.

Benefits and Perquisites

The Company is in the process of developing a benefits program for its named executive officers, which will include medical, dental, vision, life and AD&D insurance, as well as short- and long-term disability coverage. Additionally, flexible spending accounts, vacation time, paid holidays, and participation in a 401(k) plan are being considered as part of our benefits package.

DIRECTOR COMPENSATION

Director Compensation for Legacy Gryphon

The following table and accompanying narrative set forth information about the 2023 compensation provided to certain of members of the Legacy Gryphon Board and the Akerna Board, all of whom currently serve as members of the Board of Directors of the Company. These individuals are as follows:

•        Rob Chang (current member of the Gryphon Board)

•        Brittany Kaiser (current member of the Gryphon Board)

•        Jessica Billingsley (Chief Executive Officer of Akerna and Chairperson of the Akerna Board)

Rob Chang is a Gryphon named executive officer who also served on the Legacy Gryphon Board of directors during 2022. The 2023 compensation information for Mr. Chang is presented in the Summary Compensation Table above and he was not entitled to any additional compensation for his service on the Legacy Gryphon Board during 2022 or 2023. Jessica Billingsley served as Chairperson of the Akerna Board and Akerna’s Chief Executive Officer. Her compensation for 2022 and 2023 is reported above in the summary compensation table.

Name	Fees Earned ($)	Stock Awards ($)	Total ($)
Rob Chang	—	—	—
Brittany Kaiser	200,000	—	200,000
Heather Cox	50,625	94,830	145,455
Steve Gutterman	50,625	94,830	145,455
Jessica Billingsley(1)	—	—	—

____________

(1)      At the end of 2023, Ms. Billingsley held no unvested equity awards.

Prior to the Closing, Legacy Gryphon did not have a formal compensation policy for non-employee directors and instead entered into Director Agreements with its directors.

The Company’s director compensation policy is intended to provide a total compensation package that enables the Company to attract and retain qualified and experienced individuals to serve as directors and to align its directors’ interests with those of its stockholders. Effective June 14, 2024, the retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

•        Each non-employee director receives an annual cash retainer of $35,000.

•        Each non-employee director serving on a board committee other than as chairperson receives $10,000 for such service.

•        Each non-employee director serving as a chairperson of a board committee receives $12,500 for such service.

Director Agreement with Ms. Kaiser

Ms. Kaiser and Gryphon entered into a Director Agreement on May 12, 2021, pursuant to which she agreed to serve Gryphon as a member of the Legacy Gryphon Board upon the terms and conditions set forth in Director Agreement, subject to any necessary approval by Gryphon’s stockholders after an initial one-year term on the Legacy Gryphon Board. The Director Agreement requires Ms. Kaiser to use her best efforts to promote the interests of Gryphon and to dedicate a minimum of 20 hours per week to Gryphon. Under the Director Agreement, Ms. Kaiser is entitled to a base fee of $200,000 per year, which may not be reduced without the written consent of Ms. Kaiser. During the term of Director Agreement, Gryphon will reimburse Ms. Kaiser for all reasonable out-of-pocket expenses incurred by Ms. Kaiser, subject to certain pre-approval requirements. In connection with the entry into the Director Agreement, Achayot Partners LLC received 700,000 shares of Gryphon’s common stock. Ms. Kaiser is the CEO and 50% owner of Achayot Partners LLC with Natalie Kaiser, the other 50% owner of Achayot Partners LLC. The term of the Director

Agreement is the period commencing on May 12, 2021 and terminating upon the earliest of (a) May 12, 2024; (b) the death of Ms. Kaiser; (c) the termination of Ms. Kaiser from her membership on the Legacy Gryphon Board by the mutual agreement of Gryphon and Ms. Kaiser; (d) the removal of Ms. Kaiser from the Legacy Gryphon Board by the majority stockholders of Gryphon or the stockholder who appointed Ms. Kaiser, as applicable; and (e) the resignation by Ms. Kaiser from the Legacy Gryphon Board. During her service as a member of the Legacy Gryphon Board and for a period of one year thereafter, Ms. Kaiser will not interfere with Gryphon’s relationship with, or endeavor to entice away from Gryphon, any person who, on the date of the termination of Ms. Kaiser’s service as a member of the Legacy Gryphon Board and/or at any time during the one year period prior to the termination of such service, was an employee or customer of Gryphon or otherwise had a material business relationship with Gryphon. Ms. Kaiser is also subject to a customary non-competition covenant in favor of Gryphon during her service as a member of the Legacy Gryphon Board and for a period of six months thereafter. Under the Director Agreement, Gryphon will indemnify Ms. Kaiser for her activities as a member of the Legacy Gryphon Board to the fullest extent permitted under applicable law and will use its best efforts to maintain Directors and Officers Insurance benefitting the Legacy Gryphon Board.

Director Compensation for Akerna

The following table sets forth the compensation granted to directors of Akerna who were not also executive officers during the fiscal year ended December 31, 2023 and who are not currently directors of the Company. Compensation of directors of Akerna that were not also executive officers is detailed above and is not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Fishman	31,396	—	—	—	—	—	31,396
Matt Kane	41,750	—	—	—	—	—	41,750
Tahira Rehmatullah	41,750	—	—	—	—	—	41,750
Scott Sozio(1)	175,000	—	—	—	—	—	175,000

____________

(1)      Mr. Sozio received compensation pursuant to his role as the Head of Corporate Development and is not compensated independently as a director.

Narrative Disclosure to Director Compensation Table for Akerna

Compensation granted to our directors who are not also executive officers or employees during the fiscal year ended December 31, 2023 was paid in cash including base annual compensation of $20,000 and annual committee fees of $21,750 for participation on each of the audit, compensation, corporate governance and nominating committees. Mr. Fishman’s compensation was prorated as he resigned as a director on November 15, 2023.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

For the year ended December 31, 2023, no share grants were issued under the Company’s equity compensation plans.

The following summary information is presented as of December 31, 2023, as adjusted to reflect the 1-for-20 reverse stock split effected immediately prior to the Closing of the Business Combination:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,250	$1,793.20	8,601
Equity compensation plans not approved by security holders	Not Applicable	Not Applicable	Not Applicable
TOTAL	11,250	$1,793.20	8,601

TRANSACTIONS WITH RELATED PERSONS

During 2023 and 2024, we were not a participant in any transaction or series of transactions in which the amount involved did exceed or may exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for 2022 and 2023 in which any directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”) had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 27 and “Director Compensation” on page 38.

Indemnification

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify the directors and executive officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and bylaws also provide the Board with discretion to indemnify the other officers, employees, and agents when determined appropriate by the Board. In addition, we entered into an indemnification agreement with each of its directors and executive officers, which requires us to indemnify them.

Related Person Transactions Policy and Procedure

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Gryphon Digital Mining, Inc., Attn: Corporate Secretary, 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ADDITIONAL INFORMATION

You can obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from the SEC’s website at http://www.sec.gov, or without charge upon written request to: Gryphon Digital Mining, Inc., Attn: Corporate Secretary, 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144.

If you would like additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Annual Meeting, you should contact the Company’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
Toll Free: (800) 662-5200 or (203) 658-9400
Email: GRYP.info@investor.morrowsodali.com

NEXT YEAR’S ANNUAL MEETING

Stockholder Proposals for Inclusion in the Proxy Materials for the 2025 Annual Meeting of Stockholders

For stockholders to present proper proposals (other than nominations of directors) for inclusion in our proxy materials for the 2025 annual meeting of stockholders on a timely basis, the relevant information must be received by the Company’s Corporate Secretary at the principal executive offices of the Company, 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144, on or before April 9, 2025; provided that in the event that the date of the 2025 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of this year’s annual meeting, the relevant information must be received by the Company no later than the deadline set forth in a public announcement made by the Company, which deadline will be a reasonable time after that public announcement and a reasonable time before the Company begins to print and send its proxy materials for the 2025 annual meeting. All such proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of the stockholder proposals in company-sponsored proxy materials.

Director Nominations by a Stockholder Intending to Solicit Proxies for the 2025 Annual Meeting of Stockholders

In addition to satisfying all the requirements under the Company’s bylaws, to comply with the SEC’s universal proxy rules for the Company’s 2025 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2025 provided that the date of the meeting has not changed by more than 30 calendar days. If such meeting date is changed by more than 30 days, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of our amended and restated bylaws, stockholders should contact our Corporate Secretary.

General Requirements

Any proposal must be delivered to, or mailed and received by, the Company’s Corporate Secretary at the principal executive offices of the Company, in writing and in proper form, and must set forth the information required by the Company’s amended and restated bylaws and applicable requirements under the Exchange Act rules described above. Any adjournment or postponement of an annual meeting for which notice or a public announcement has been given or made shall not commence a new time period (or extend any time period) for the giving of any stockholder’s notice as described in this section entitled “Next Year’s Annual Meeting.”

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Dated: August 7, 2024

Annex A

FORM OF CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF GRYPHON DIGITAL MINING, INC.

Gryphon Digital Mining, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Gryphon Digital Mining, Inc.

2. The Certificate of Incorporation of the Corporation is amended by deleting Article Fifth, Sections B and C of the Certificate of Incorporation of the Corporation in their entirety and inserting the following:

B. Classes of Directors; Terms of Office.    From the effective date of this Amendment to the Certificate of Incorporation (the “Effective Date”), all of the directors shall be elected annually and shall hold office until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall serve for a term expiring at the next annual meeting of stockholders after his or her appointment and shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office.

Notwithstanding the foregoing provisions of this Section V.B, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal from office.

C. Removal.    Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, and subject to any limitation imposed by law, any individual director or directors elected after the Effective Date or thereafter may be removed with or without cause by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [___] day of [__], 2024.

Annex A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone QUICK EASY IMMEDIATE 24 Hours a Day, 7 Days a Week or by Mail 2024 GRYPHON DIGITAL MINING, INC. Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on September 5, 2024. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend: https://www.cstproxy.com/ gryphondigitalmining/2024 PHONE 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE SEPARATE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, “THREE YEARS” “FOR” PROPOSAL 4 AND “FOR” PROPOSAL 5. Please mark your votes like this To approve and adopt amendments to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board and make related changes. To elect Jessica Billingsley as a Class III director to the Board for a three-year term of office expiring at the 2027 Annual Meeting of Stockholders (if Proposal 1 is not approved), or for a one-year term of office expiring at the 2025 Annual Meeting of Stockholders (if Proposal 1 is approved). To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on named executive officer compensation. To ratify the selection of RBSM LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. CONTROL NUMBER Signature Signature, if held jointly Date 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2024 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders To view the Proxy Statement and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/gryphondigitalmining/2024 FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY CARD GRYPHON DIGITAL MINING, INC. ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 6, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Rob Chang and Simeon Salzman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Gryphon Digital Mining, Inc. held of record by the undersigned at the close of business on July 16, 2024 at the Annual Meeting of Stockholders of Gryphon Digital Mining, Inc. to be held virtually at: https://www.cstproxy.com/gryphondigitalmining/2024 on September 6, at 10:00 a.m. Eastern Time or at any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 THROUGH 3, “THREE YEARS” FOR PROPOSAL 4 AND “FOR” PROPOSAL 5, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)